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PORTIONS OF THE EXHIBIT MARKED BY [***] HAVE BEEN REDACTED.

Exhibit 10.38

         LICENSE AGREEMENT
BETWEEN
RECONSTRUCTIVE TECHNOLOGIES, INC.,
a Delaware Corporation, as RTI
and
INAMED CORPORATION,
a Delaware Corporation, as INAMED

Table of Contents

LICENSE AGREEMENT
Article I	Background
Section 1.01	LICENSOR's Interest
Section 1.02	LICENSEE's Interest
Section 1.03	Terms of Agreement
Article II	Definitions
Section 2.01	General
Article III	License Grant
Section 3.01	PATENT License
Section 3.02	LICENSOR Retained Rights
Article IV	Sublicenses
Section 4.01	Rights to Sublicense
Section 4.02	Grant of Sublicense to LICENSOR
Section 4.03	Royalty Rate for Sublicenses
Article V	Milestone Payments
Section 5.01	United States Milestone Payment
Section 5.02	Foreign Milestone Payment
Article VI	Progress Payments
Section 6.01	Quarterly Progress Payments
Section 6.02	Limit on Progress Payments
Article VII	Royalties
Section 7.01	Running Royalty
Section 7.02	Minimum Royalty, United States
Section 7.03	Minimum Royalty, Foreign
Section 7.04	Reduction of Minimum Royalty
Section 7.05	Failure to Pay Minimum Royalties
Section 7.06	Enhanced Running Royalty
Section 7.07	Over-ride Royalty
Section 7.08	Reports, Records and Royalty Payments
Section 7.09	Currency
Section 7.10	Late Charges
Section 7.11	Foreign Sales
Section 7.12	Foreign Taxes
Section 7.13	Product Prices
Section 7.14	Sales to AFFILIATES
Section 7.15	Books and Records
Section 7.16	Audit Rights
Article VIII	Research & Development Plan
Section 8.01	Plans; R & D, Clinical & Regulatory Approval
Section 8.02	LICENSOR Responsibilities
Section 8.03	LICENSEE Responsibilities
Section 8.04	Ownership of Data and Regulatory Approvals
Section 8.05	Diligence
Section 8.06	Research Committee
Section 8.07	Disputes
Section 8.08	Publications
Article IX	Transfer Price
Section 9.01	General
Section 9.02	Failure to Meet Objectives
Article X	Intellectual Property Matters
Section 10.01	Patent Prosecution and Maintenance
Section 10.02	Ownership of PATENTS

Section 10.03	Ownership of IMPROVEMENTS
Section 10.04	New Inventions
Section 10.05	Third Party Infringement
Section 10.06	Third Party Claims
Section 10.07	Marking
Section 10.08	Trademarks
Section 10.09	Marketing Materials
Article XI	Indemnity
Section 11.01	LICENSEE Indemnity
Section 11.02	LICENSOR Indemnity
Section 11.03	Insurance
Section 11.04	Third Party Manufacture
Section 11.05	Cooperation
Article XII	Failure To Commercialize
Section 12.01	Commercialization Failure
Section 12.02	Reinstatement of Exclusive License
Article XIII	Termination; Forfeiture of Exclusivity
Section 13.01	Forfeiture Upon Non-Payment
Section 13.02	Forfeiture upon Non-Commercialization
Section 13.03	Termination Upon Default
Section 13.04	Rights Upon Termination
Section 13.05	Survivability
Section 13.06	Work-in-Progress
Section 13.07	Termination Not Exclusive Remedy
Section 13.08	Change of Control
Article XIV	Assignment; Successors
Section 14.01	Assignment
Section 14.02	Binding Upon Successors and Assigns
Article XV	Representations & Warranties; Liability Limitation
Section 15.01	Both Parties' Representations and Warranties
Section 15.02	LICENSOR's Representations and Warranties
Section 15.03	No Additional Warranties
Section 15.04	Limitation on Damages
Article XVI	Equity Purchase
Section 16.01	Equity Purchase
Article XVII	Compliance With Laws
Section 17.01	General
Article XVIII	Confidentiality
Section 18.01	Treatment of Confidential Information
Section 18.02	Publicity
Article XIX	General Provisions
Section 19.01	Waiver
Section 19.02	Arbitration
Section 19.03	Notices
Section 19.04	Governing Law
Section 19.05	Entire Agreement
Section 19.06	Amendments
Section 19.07	Force Majeure
Section 19.08	Severability
Section 19.09	Recording
Section 19.10	Counterparts
EXHIBIT A DEFINITIONS
EXHIBIT B PATENTS

LICENSE AGREEMENT

        Effective October 23, 2000 (the "Effective Date"), and under the terms of this License Agreement, Reconstructive Technologies, Inc., a Delaware corporation, having its principal place of business at 325 East Middlefield Road, Mountain View, California 94043 (herein "RTI" or "LICENSOR") and Inamed Corporation, a Delaware corporation, having its principal place of business at 5540 Ekwill Street, Suite D, Santa Barbara, California 93111 (herein "INAMED" or "LICENSEE"), agree as follows:

ARTICLE I
BACKGROUND

Section 1.01    LICENSOR's Interest.

        LICENSOR has certain information and know-how, including patents pertaining to methods and apparatus for expanding tissues in respect to which LICENSOR is prepared to grant an exclusive license within the FIELD OF USE on terms as established below.

Section 1.02    LICENSEE's Interest.

        LICENSEE wishes to acquire an exclusive license under said information, know-how and PATENTS of LICENSOR for the purposes of making, using, selling or offering for sale certain methods and apparatus within the FIELD OF USE on terms as established below.

Section 1.03    Terms of Agreement.

        As of August 4, 2000, RTI and INAMED entered into a Terms of Agreement setting forth the general agreement of RTI and INAMED with respect to the activities set forth in Section 1.01 ("LICENSOR's Interest"), and Section 1.02 ("LICENSEE's Interest") above. This License Agreement supercedes the Terms of Agreement and sets forth in detail the rights and obligations of the parties with respect to said activities as contemplated by the Terms of Agreement.

ARTICLE II
DEFINITIONS

Section 2.01    General.

        As used herein, the terms (other than names of parties and Article headings) which are set forth in upper case letters shall have the meanings set forth in Exhibit A attached hereto.

ARTICLE III
LICENSE GRANT

Section 3.01    PATENT License.

        LICENSOR grants and agrees to grant to the LICENSEE, and its AFFILIATES, under the RTI TECHNOLOGY and the PATENTS, throughout the LICENSED TERRITORY, within the FIELD OF USE, an Exclusive License, to make, use, offer for sale, and sell LICENSED PRODUCTS.

Section 3.02    LICENSOR Retained Rights.

        It is understood and agreed that the license rights granted to LICENSEE under Section 3.01 are limited to the Field of Use, and that LICENSOR retains exclusively any and all rights to the PATENTS and RTI TECHNOLOGY except for those rights expressly licensed (or otherwise granted) to LICENSEE under this License Agreement. Without limiting the breadth of the foregoing, it is agreed in particular that LICENSOR retains all rights under the PATENTS to research, develop, make, use, import, offer for sale and sell products, and practice methods, for any use other than within the Field of Use. LICENSEE hereby covenants that it shall not practice the PATENTS for any use or purpose except as expressly licensed under Section 3.01.

ARTICLE IV
SUBLICENSES

Section 4.01    Rights to Sublicense.

        LICENSEE shall have the exclusive rights to grant any sublicenses to the RTI TECHNOLOGY and the PATENTS, solely under the rights licensed to LICENSEE under Section 3.01 above, within the FIELD OF USE and the LICENSED TERRITORY under this License Agreement, with the stipulation that the grant of any such sublicense requires the approval of LICENSOR, which shall not be unreasonably withheld.

Section 4.02    Grant of Sublicense to LICENSOR.

        LICENSEE hereby grants a paid-up sublicense under this License Agreement to LICENSOR and LICENSOR's subcontractors, to make, use and sell, the LICENSED PRODUCTS within the FIELD OF USE and the LICENSED TERRITORY for the limited purpose of satisfying LICENSOR's obligations under this Agreement and the Supply Agreement referenced under Article IX ("Transfer Price").

Section 4.03    Royalty Rate for Sublicenses.

        Except for the sublicense granted to LICENSOR under Section. 4.02, ("Grant of Sublicense to LICENSOR") LICENSEE shall remain fully liable to pay LICENSOR royalties based on any sales or other commercial disposition of LICENSED PRODUCTS by a sublicensee under any sublicense to the PATENTS that is granted by LICENSEE under the terms of this License Agreement, at the same royalty rates to be paid to LICENSOR in Article VII ("Royalties") of this License Agreement.

ARTICLE V
MILESTONE PAYMENTS

Section 5.01    United States Milestone Payment.

        Within twenty days after LICENSOR or LICENSEE (or its AFFILIATE or sublicensee, as applicable) receives a UNITED STATES REGULATORY APPROVAL, LICENSEE shall pay to LICENSOR a [***] milestone payment. In the event that LICENSOR or LICENSEE (or its AFFILIATE or sublicensee, as applicable) receives approval from the United States Food and Drug Administration to market the LICENSED PRODUCT for an indication that is not a BREAST RECONSTRUCTION INDICATION, and for which LICENSEE (or its AFFILIATE or sublicensee, as applicable) makes United States commercial sales, then the Milestone Payment under this Section 5.01 ("United States Milestone Payment") is payable to LICENSOR not later than twenty days after the first such commercial sale.

Section 5.02    Foreign Milestone Payment.

        Within twenty days after LICENSOR or LICENSEE (or its AFFILIATE or sublicensee, as applicable) receives a FOREIGN REGULATORY APPROVAL in a major country (i.e. U.K., Germany, France, Italy, Japan, Australia), LICENSEE shall pay to LICENSOR a [***] milestone payment. In the event that LICENSOR (or its AFFILIATE or sublicensee, as applicable) receives a CE mark according to European Community medical device directives for an indication that is not a BREAST RECONSTRUCTION INDICATION, and for which LICENSEE (or its AFFILIATE or sublicensee, as applicable) makes commercial sales in a European Community member country, then the Milestone Payment under this Section 5.02 ("Foreign Milestone Payment") is payable to LICENSOR not later than twenty days after the first such commercial sale.

ARTICLE VI
PROGRESS PAYMENTS

Section 6.01    Quarterly Progress Payments.

        Within 30 days after the end of each calendar quarter during the term of this Agreement, LICENSEE shall pay to LICENSOR a quarterly progress payment equal to [***] of LICENSOR's DIRECT COSTS and INDIRECT COSTS incurred in connection with LICENSOR'S performance of its obligations under Article IX (RESEARCH AND DEVELOPMENT PLAN) in that quarter. LICENSOR shall use reasonable efforts to structure expenditures of all DIRECT COSTS and INDIRECT COSTS, which are reimbursable under this Section 6.01 ("Quarterly Progress Payments"), so as to qualify for a Research and Development tax credit under the Internal Revenue Code.

Section 6.02    Limit on Progress Payments.

        LICENSEE is not obligated under Section 6.01 ("Quarterly Progress Payments") of this License Agreement to make progress payments beyond a total of [***].

ARTICLE VII
ROYALTIES

Section 7.01    Running Royalty.

        LICENSEE shall pay to LICENSOR a running royalty of [***] of NET SALES of LICENSED PRODUCTS made by LICENSEE, its AFFILIATES and sublicensees.

Section 7.02    Minimum Royalty, United States.

        Commencing with the first full calendar year after the BASE YEAR OF US REGULATORY APPROVAL, LICENSEE shall pay to LICENSOR the following minimum royalties applicable to sales of LICENSED PRODUCTS in the United States in the corresponding calendar year, against which LICENSEE shall receive a credit toward any amounts payable under Section 7.01 ("Running Royalty") of this License Agreement for sales of LICENSED PRODUCTS in the United States during that calendar year:

Year 1	[***]
Year 2	[***]
Years 3 and after	[***]	.

        The minimum royalty amounts payable under this Section shall be paid not later than January 5 of the applicable calendar year, and such minimum amount will then be creditable against actual royalties owed under Section 8.01 for sales of LICENSED PRODUCTS in the United States during such calendar year, until such time as such credits have been entirely applied to royalties owed. Thereafter, any further royalties owed shall be paid by LICENSEE pursuant to Sections 8.08-8.12.

Section 7.03    Minimum Royalty, Foreign.

        Commencing with the first full calendar year after the BASE YEAR OF FOREIGN REGULATORY APPROVAL, LICENSEE shall pay to LICENSOR the following minimum royalties applicable to sales of LICENSED PRODUCTS in countries other than the United States in the applicable calendar year, against which LICENSEE shall receive a credit toward any amounts payable under Section 7.01 ("Running Royalty") of this License Agreement for sales of LICENSED PRODUCTS in such countries for that calendar year:

Year 1	[***]
Year 2	[***]
Years 3 and after	[***]	.

        The minimum royalty amounts payable under this Section shall be paid not later than January 5 of the applicable calendar year, and such minimum amount will then be creditable against actual royalties owed under Section 8.01 for sales of LICENSED PRODUCTS in countries other than the United States during such calendar year, until such time as such credits have been entirely applied to royalties owed. Thereafter, any further royalties owed shall be paid by LICENSEE pursuant to Sections 8.08 - 8.12.

Section 7.04    Reduction of Minimum Royalty.

        To the extent that LICENSEE's GROSS PROFIT MARGIN on LICENSED PRODUCTS is less than [***] in the United States or in the consolidated International (Foreign) operations for any calendar year, the minimum royalties due under Section 8.02 ("Minimum Royalty, United States") or Section 7.03 ("Minimum Royalty, Foreign"), respectively, will be proportionally reduced for that calendar year. (As an example, if LICENSEE's GROSS PROFIT MARGIN in the United States for Year 2 is only [***], the minimum royalty due under Section 7.02 ("Minimum Royalty, United States") will be reduced to approximately [***] (i.e., [***])). Ten years after the Effective Date of this License Agreement, the provisions under this Section 7.04 ("Reduction of Minimum Royalty") shall automatically terminate and be without further effect.

Section 7.05    Failure to Pay Minimum Royalties.

        Should LICENSEE fail to pay the required minimum royalties due to LICENSOR under Section 8.02 ("Minimum Royalty, United States") or Section 7.03 ("Minimum Royalty, Foreign"), for any reason other than expressly provided under Section 7.04 ("Reduction of Minimum Royalty"), the terms of this License Agreement shall be altered as provided under Article XIII ("Termination; Forfeiture of Exclusivity").

Section 7.06    Enhanced Running Royalty.

        In addition to the running royalty payable to LICENSOR pursuant to Section 7.01 ("Running Royalty"), LICENSEE shall pay to LICENSOR a running royalty of [***] of LICENSEE'S (or its AFFILIATE'S or sublicensee's) NET SALES of LICENSED PRODUCTS in the United States, or in countries other than the United States (collectively, "Foreign Countries") respectively, for any calendar year in which NET SALES of LICENSED PRODUCTS in the United States or Foreign Countries, respectively, is at least [***] higher than total NET SALES in the year prior to the BASE YEAR of US REGULATORY APPROVAL or in the year prior to the BASE YEAR OF FOREIGN REGULATORY APPROVAL, as applicable.

Section 7.07    Over-ride Royalty.

        In addition to any royalty amounts owed to LICENSOR under Sections 8.01 and 8.06, LICENSEE shall pay to LICENSOR an over-ride royalty in the event that LICENSEE's GROSS PROFIT MARGIN in the LICENSED TERRITORY during a particular calendar year exceeds [***]. The over-ride royalty, if owed under this Section, will be equal to [***], in cash equivalent, of the portion of LICENSEE's gross profit for the applicable calendar year that the LICENSEE's GROSS PROFIT MARGIN is in excess of [***].

Section 7.08    Reports, Records and Royalty Payments.

        LICENSEE shall submit to LICENSOR on a quarterly basis (commencing with the quarter in which the first sale of LICENSED PRODUCTS occurs) a written report which specifies the NET SALES for said quarter made by LICENSEE. This report and any related payments shall be submitted within 30 days following the end of each calendar quarter.

Section 7.09    Currency.

        All payments referred to in this License Agreement shall be in United States dollars.

Section 7.10    Late Charges.

        Any late payments under this License Agreement shall incur late charges at a rate equal to the PRIME RATE, plus [***], from the date the payment was due until actually paid, and such charges shall be paid by LICENSEE along with payment originally owed.

Section. 7.11    Foreign Sales.

        The remittance of royalties payable on sales outside the United States shall be payable to LICENSOR in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion in the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based, to the credit and account of LICENSOR or its nominee in any commercial bank or trust company of LICENSOR's choice located in that country, and prompt written notice of which shall be given by LICENSEE to LICENSOR.

Section 7.12    Foreign Taxes.

(a)
Any withholding tax required to be withheld by LICENSEE under the laws of any foreign country for the account of

          LICENSOR based on payments owed to LICENSOR under this License Agreement shall be promptly paid by LICENSEE for and on behalf of LICENSOR to the appropriate governmental authority, and LICENSEE shall furnish LICENSOR with proof of payment of such tax together with official or other appropriate evidence issued by the applicable governmental authority. Any such required tax actually paid on LICENSOR's behalf shall be deducted from the royalty payment due LICENSOR.

Section 7.13            Product Prices.

        LICENSEE shall have the sole discretion to set pricing for sales of all LICENSED PRODUCTS. However, if LICENSEE elects to sell any of the LICENSED PRODUCTS at less than a commercially reasonable sales price (e.g., as a "loss leader"), then the royalties owed to LICENSOR under this Article 8 shall be paid based on the commercially reasonable sales price, rather than on the lower actual reduced price.

Section 7.14    Sales to AFFILIATES.

        In order to assure LICENSOR the full royalty payments contemplated in this License Agreement, LICENSEE agrees that in the event any LICENSED PRODUCT is sold for purposes of resale to an

AFFILIATE (including but not limited to a subsidiary) of LICENSEE, then the royalties to be paid in respect to such LICENSED PRODUCT will be computed on NET SALES of the resale.

Section 7.15    Books and Records.

        LICENSEE agrees to keep proper records and books of account in accordance with good accounting practices, showing the sales upon which the royalty payments of LICENSEE are based, all records and information for the calculation of NET SALES and GROSS PROFIT MARGIN, and all other information necessary to permit LICENSOR to verify the accuracy of payments made and to be made hereunder.

Section 7.16    Audit Rights.

        On reasonable written notice, LICENSOR, at its own expense, shall have the right to have an independent certified public accountant inspect and audit the books and records of LICENSEE during usual business hours for the sole purpose of determining the correctness of payments due under this License Agreement. Such examination with respect to any fiscal year shall not take place later than 10 years following the expiration of such period. Any amounts showed to be owing to LICENSOR under such audit shall be paid by LICENSEE within thirty days of completion of such audit, plus late charges calculated under Section 8.10. The expense of any such audit shall be borne by LICENSOR; provided, however, that, if the audit discloses an error in excess of 5% in favor of LICENSOR, then LICENSEE shall pay the cost to LICENSOR of the audit.

ARTICLE VIII
RESEARCH & DEVELOPMENT PLAN

Section 8.01    Plans; R & D, Clinical & Regulatory Approval.

        LICENSOR and LICENSEE will jointly develop for the LICENSED PRODUCT (i) a research and development plan (the "R&D Plan"); and (ii) a clinical trial and regulatory plan (the "Clinical and Regulatory Approval Plan") in the FIELD OF USE.

Section 8.02    LICENSOR Responsibilities.

        LICENSOR will be responsible for conducting the activities required for (i) the design of the LICENSED PRODUCTS; and (ii) the design of the manufacturing processes for the LICENSED PRODUCTS in accordance with the applicable R&D Plan. LICENSOR shall design the LICENSED PRODUCTS based on specifications that reflect the needs of the marketplace and reflect the collaborative spirit between LICENSEE and LICENSOR.

Section 8.03    LICENSEE Responsibilities.

        LICENSEE will be responsible for planning, conducting and funding all of the clinical trials and regulatory submissions necessary to obtain commercial clearance to sell the LICENSED PRODUCTS in accordance with the applicable Clinical and Regulatory Approval Plan. LICENSEE shall be responsible for supplying tissue expanders to LICENSOR for use in developing a working prototype, pre-clinical animal testing and designing and building the final commercial prototype of the LICENSED PRODUCTS.

Section 8.04    Ownership of Data and Regulatory Approvals.

        LICENSOR and LICENSEE will fully cooperate in the activities referenced in Section 8.02 ("LICENSOR Responsibilities") and Section 8.03 ("LICENSEE Responsibilities"), including sharing all data obtained in connection with such activities. LICENSEE will own the clinical study data and regulatory approvals; provided, however, that LICENSOR shall have access and rights of reference to such information for (i) purposes of use in products other than the LICENSED PRODUCTS; and (ii) for all internal research purposes. In the event of any early termination of this Agreement for reasons other than an uncured material breach by LICENSOR, rights to regulatory filings, data and approvals for the LICENSED PRODUCTS will automatically be assigned to and vested in LICENSOR, and LICENSEE shall execute and deliver any and all appropriate documents to evidence and perfect such rights in LICENSOR. LICENSEE shall regularly disclose to LICENSOR all data and information relating to the clinical study data, regulatory filings and regulatory approvals relating to LICENSED PRODUCTS.

Section 8.05    Diligence.

        LICENSOR and LICENSEE shall each use commercially reasonable and diligent efforts to perform its respective activities and responsibilities under Section 8.01 ("Plans; R&D, Clinical & Regulatory Approval") and otherwise in order to fulfill its responsibilities under Section 8.02 ("LICENSOR Responsibilities") and Section 8.03 ("LICENSEE Responsibilities").

Section 8.06    Research Committee.

        LICENSOR and LICENSEE shall establish a Research Committee (the "Research Committee"), comprised of at least two members from LICENSOR and LICENSEE:

  (i)
  to prepare the R&D Plan and Clinical and Regulatory Approval Plan, and any amendments;

  (ii)
  to review and evaluate progress under the R&D Plan and Clinical and Regulatory Approval Plan;

  (iii)
  to coordinate and monitor publication of research results obtained from the R&D Plan and Clinical and Regulatory Approval Plan and to coordinate and monitor the exchange of information and materials that relate to the R&D Plan and Clinical and Regulatory Approval Plan; and
  (iv)
  to meet (in person or by telephone, as they deem appropriate) at least every two weeks to review open issues and resolve problems, and minutes of those activities will be maintained and circulated among the senior executives of both companies.

Section 8.07    Disputes.

        If the parties are not able to promptly reach mutual agreement for the R&D Plan or a Clinical and Regulatory Approval Plan for the LICENSED PRODUCT, then either (i) the unresolved aspects for said R&D Plan or Clinical and Regulatory Approval Plan shall be resolved by a decision made jointly by the Research Committee; (ii) if a joint decision cannot be reached pursuant to (i), LICENSEE may make the decision as to the unresolved aspect for said R&D Plan or Clinical and Regulatory Approval Plan so long as LICENSEE shall provide all of the funding for implementing such unresolved aspect of the R&D Plan or Clinical and Regulatory Approval Plan for the particular LICENSED PRODUCT, and such amounts shall be deducted from the amounts subject to the provisions of Section 7.02; or (iii) the particular LICENSED PRODUCT shall be removed from the license rights granted to LICENSEE under this License Agreement, and thereafter LICENSOR shall have the sole and exclusive right to pursue research and development and commercialization efforts to said LICENSED PRODUCT.

Section 8.08    Publications.

        Results obtained in the course of the R&D Plan or Clinical and Regulatory Approval Plan may be submitted for publication following scientific review by the Research Committee and subsequent written approval by LICENSOR's and LICENSEE's managements, which approval shall not be unreasonably withheld. After receipt of the proposed publication by both parties' managements, written approval or disapproval shall be provided within 30 days for a manuscript, and within 14 days for an abstract for presentation at, or inclusion in the proceedings of a scientific meeting, and within 14 days for presentation materials to be used at a scientific meeting.

ARTICLE IX
TRANSFER PRICE

Section 9.01    General.

        It is the parties' objective that LICENSOR's GROSS PROFIT MARGIN and LICENSEE's GROSS PROFIT MARGIN will each be at least [***]. It is also the parties expectation that LICENSOR, or LICENSOR's subcontractors will be an original equipment supplier of LICENSEE's commercial needs for LICENSED PRODUCTS or specific components thereof. Accordingly, the parties agree to negotiate in good faith and enter into, at least one year prior to the first expected regulatory approval of a LICENSED PRODUCT, a Supply Agreement setting forth the terms for LICENSOR'S supply to LICENSEE of its requirements of such product or product component, which agreement shall be on terms commercially reasonable and typical in the industry, and shall include a "transfer price" for the sale of such product or component. In the situation where LICENSOR is supplying a component which is incorporated in a product finished by LICENSEE, which would be considered a LICENSED PRODUCT, the "transfer price" plus royalties payable under Article VII ("Royalties") shall be set on an annual basis to satisfy or come closest to satisfying all of these stated objectives, subject to Section 9.02 below.

Section 9.02    Failure to Meet Objectives.

        The Supply Agreement shall include provisions that adjust the "transfer price" for sales of LICENSED PRODUCTS or components in the event that LICENSOR's GROSS PROFIT MARGIN or LICENSEE's GROSS PROFIT MARGIN (based on such sales and sales of the final LICENSED PRODUCTS) of LICENSOR or LICENSEE is less than the objective of [***] for any particular year, as provided in Section 9.01 ("General"). Such adjustment shall be made by the parties retroactively adjusting the transfer price for that year for the applicable product or component such that the LICENSOR's GROSS PROFIT MARGIN and the LICENSEE's GROSS PROFIT MARGIN are the same. If within thirty (30) days after determining the LICENSOR's GROSS PROFIT MARGIN and LICENSEE's GROSS PROFIT MARGIN for a particular year, the parties are unable to agree on a transfer price that will accomplish the objectives of Section 9.01 ("General") or this Section 9.02, they shall resolve the issue by submitting it to the Center for Public Resources or similar entity for resolution by an expert with at least 15 years experience in the medical device industry. Under no circumstances, however, will LICENSOR be required to supply LICENSED PRODUCTS or components at a loss, exclusive of royalties received by LICENSOR.

ARTICLE X
INTELLECTUAL PROPERTY MATTERS

Section 10.01    Patent Prosecution and Maintenance.

        LICENSOR shall have full control over prosecution and maintenance of the PATENTS. [***] costs of such prosecution and maintenance     [***]; provided, however, that in the event any of such costs are [***]. LICENSOR shall deliver to LICENSEE copies of all patent applications, amendments, material related correspondence, and other material related matters for all LICENSOR PATENTS within a reasonable period of time after such items are received by or reported to LICENSOR.

LICENSOR shall take into consideration any comments or suggestions made by LICENSEE with respect to such prosecution and maintenance, but final decisions shall reside with LICENSOR.

        LICENSOR shall file foreign patent applications in those countries reasonably requested by LICENSEE or such other countries as LICENSOR may deem necessary and desirable. If LICENSOR elects not to file a patent application in a country in which LICENSEE has requested LICENSOR to file an application, within 120 days after such request or 30 days prior to the expiration of the statutory deadline for filing, then LICENSEE shall be free to do so at its expense; provided, however, that (i) while LICENSEE shall be the sole owner of any such patent applications filed by LICENSEE and any patents issuing thereon, such patent applications and patents shall be included within the definition of PATENTS hereunder, and any LICENSED PRODUCTS sold in such countries shall be subject to the royalty obligations of this License Agreement and (ii) LICENSEE will keep LICENSOR advised of the status of such prosecution and maintenance by providing LICENSOR with copies of all official communications with respect to such patent applications and patents, and LICENSEE shall take into consideration any comments or suggestions made by LICENSOR with respect to such prosecution and maintenance.

Section 10.02    Ownership of PATENTS.

        Except as set forth in Section 10.01 ("Patent Prosecution and Maintenance") above and in Section 10.03 ("Ownership of IMPROVEMENTS") below, all PATENTS shall be solely owned by LICENSOR, and LICENSEE shall execute, or cause its employees to execute, any documents necessary to perfect LICENSOR's ownership rights therein.

Section 10.03    Ownership of IMPROVEMENTS.

        LICENSOR shall solely own all IMPROVEMENTS (including any PATENTS disclosing and claiming such IMPROVEMENTS) made by its employees as a result of the activities contemplated by the R&D Plan or Clinical and Regulatory Plan. Where LICENSOR and LICENSEE employees are co-inventors of (in the case of PATENTS) or make an essential contribution to (in the case of know-how) any IMPROVEMENTS, LICENSOR and LICENSEE shall co-own such IMPROVEMENTS and shall execute, or cause its employees to execute, any documents necessary to perfect each party's ownership rights therein. Where all inventors or essential contributors are employed by LICENSEE, LICENSEE shall be the sole owner of the IMPROVEMENTS.

Section 10.04    New Inventions.

        In the event that LICENSOR develops a new technology, patented or otherwise, other than the RTI TECHNOLOGY covered by this License Agreement, and which new technology will be offered to others for license, LICENSOR agrees to provide a [***] first look right on that new technology to LICENSEE so that LICENSEE can determine whether to enter negotiations with LICENSOR for a license under the new technology. LICENSOR will not enter an agreement with a third party with respect to such new technology, provided that LICENSOR'S obligations under this Section 11.04 shall not prevent LICENSOR from discussing such technology with third parties during any such [***] time period. LICENSEE's rights under this Section 10.04 ("New Inventions") shall cease on the [***] of the Effective Date.

Section 10.05    Third Party Infringement.

        In the event LICENSEE or LICENSOR becomes aware of any actual or threatened infringement of the PATENTS with respect to the LICENSED PRODUCTS, that party shall promptly notify the other and the parties shall discuss the most appropriate action to take. Both parties shall use their reasonable efforts in cooperating with each other to terminate such infringement without litigation.

        LICENSEE, as exclusive licensee, shall have power to institute and prosecute at its own expense suits for infringement (past, current and future) of the PATENTS within the LICENSED TERRITORY and the FIELD OF USE, and, if required by law, LICENSOR will join as a party plaintiff in such suits. This power includes the power to recover all damages awarded in consequence of the infringement. All expenses in such suits brought by LICENSEE will be borne entirely by LICENSEE, and LICENSEE will pay to LICENSOR [***] of any excess of recoveries, damages and awards over litigation expenses not previously reimbursed by the defendant or insurance in such suits. In this event, LICENSOR shall cooperate with LICENSEE in the suit.

        Within one hundred twenty (120) days after the date of notification of infringement, if attempts to abate such infringement are unsuccessful, or if LICENSEE elects not to or fails to institute or prosecute any suit to enjoin or recover damages from any infringer, then LICENSOR alone may, in its sole discretion and at its expense, initiate and conduct an infringement action and keep any settlement or award which may be obtained. In this event, LICENSEE shall cooperate with LICENSOR in the suit.

        LICENSEE and LICENSOR agree that neither will settle any action commenced by it under this Section 11.05 in a manner that is materially prejudicial to any PATENT or to the other party's interests under this License Agreement without the other party's prior written approval.

        The parties recognize that LICENSOR may also license some of the PATENTS to third parties for other than the FIELD OF USE licensed to LICENSEE under this License Agreement; and if that does occur and there are infringement actions which affect both LICENSEE and said third party, then the parties agree that there will be cooperation between LICENSOR, LICENSEE and said third party(ies) regarding the handling of the infringement claim and an equitable allocation of any settlement or award based upon the relative rights and contributions of LICENSOR, LICENSEE and the third party(ies).

Section 10.06    Third Party Claims.

        In the event any LICENSED PRODUCT becomes the subject of a claim for patent or other proprietary right infringement anywhere in the world, the party with notice of such claim shall promptly give notice to the other and meet to consider the claim and the appropriate course of action. LICENSEE shall have the exclusive right to conduct the defense of any such suit brought against LICENSEE and/or LICENSOR, shall indemnify and defend LICENSOR against any liability based on such claim, and shall have the sole right and authority to settle any such suit; provided that LICENSOR shall cooperate with LICENSEE, as reasonably requested by LICENSEE, in connection with the defense of such claim, at LICENSEE's expense. Notwithstanding the foregoing, however, to the extent that any such claim is directed at the validity or scope of a PATENT, then, with respect to such claim, LICENSOR shall have the right to conduct the defense of any such suit, and shall have the sole right and authority to settle any such suit; provided that LICENSEE shall cooperate with LICENSOR, as reasonably requested by LICENSOR, in connection with the defense of such claim, at LICENSOR's expense.

Section 10.07    Marking.

        LICENSEE agrees to mark and to cause any subcontractor or AFFILIATE to mark any LICENSED PRODUCTS (or their containers or labels) made, sold, or otherwise disposed of by it or them with any notice of rights under the PATENTS necessary or desirable under applicable law to enable the PATENTS to be enforced to their full extent in any country where LICENSED PRODUCTS are made, used or sold.

Section 10.08    Trademarks.

        LICENSEE shall be responsible for the selection of the trademarks it uses in connection with the LICENSED PRODUCTS; provided, however, that the use of such trademarks will be subject to the prior approval of LICENSOR, which approval will not be unreasonably withheld. LICENSEE agrees not to select any trademarks which may cause confusion with any LICENSOR trademarks or trademarks of any LICENSOR AFFILIATE. LICENSEE shall own and control the trademarks it selects for the LICENSED PRODUCTS. LICENSEE shall be responsible for registration and maintenance of all such trademarks at LICENSEE's cost.

Section 10.09    Marketing Materials.

        In selecting trademarks, trade names or other product marking or descriptions, LICENSEE will endeavor to recognize [***] and give appropriate credit to his inventions and contributions. This includes, at LICENSEE's discretion, naming all or some of the LICENSED PRODUCTS after [***].

ARTICLE XI
INDEMNITY

Section 11.01    LICENSEE Indemnity.

        LICENSEE hereby agrees to indemnify, defend and hold harmless LICENSOR and its AFFILIATES and their respective directors, officers, employees and agents from and against any liability or expense arising from the promotion, marketing, use and sale of the LICENSED PRODUCT, including without limitation (i) any product liability or similar claim asserted by any party as to the LICENSED PRODUCTS; (ii) any claims arising from the use of any PATENTS pursuant to this License Agreement which use infringes the issued valid patents of a third party; (iii) any claims for death, personal injury or related property damage arising from the manufacture, sale, marketing, distribution or use of any LICENSED PRODUCT; and (iv) the material breach by LICENSEE of its representations, warranties or obligations hereunder; provided, however, that such indemnification shall not include any liability or expense directly attributable to defects related to the LICENSOR's (or LICENSOR's AFFILIATE's) design or manufacturing of LICENSED PRODUCTS which LICENSOR (or LICENSOR's AFFILIATE's) elects to manufacture. Without limiting the generality of the foregoing, such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, or agents of LICENSEE, as well as by any customer, patient, hospital, doctor, or member of the general public who buys or uses the LICENSED PRODUCTS. LICENSEE shall monitor customer complaints and will be responsible for corrections, withdrawal or alert notices.

Section 11.02    LICENSOR Indemnity.

        LICENSOR hereby agrees to indemnify, defend and hold harmless LICENSEE and its AFFILIATES and their respective directors, officers, employees and agents from and against any claims, actions, costs, damage, liability or expense arising from any defects in LICENSED PRODUCTS sold to LICENSEE based on LICENSOR'S design or manufacturing of LICENSED PRODUCTS which LICENSOR (or LICENSOR's AFFILIATE) elects to manufacture; provided, however, that such indemnification shall not include any liability or expense directly attributable to changes to LICENSOR's, or LICENSOR's AFFILIATES' specifications for the LICENSED PRODUCTS which are requested or specified by LICENSEE, or to modifications made to the LICENSED PRODUCT by LICENSEE after delivery by LICENSOR.

Section 11.03    Insurance.

        Each party shall purchase and maintain customary products liability insurance, at reasonable levels to be agreed upon from time to time, such that each party bears responsibility for its own defects and negligence. Each party shall have the other named as an additional insured party on any such product liability insurance policies.

Section 11.04    Third Party Manufacture.

        In the event that LICENSOR elects not to manufacture the LICENSED PRODUCT, then LICENSOR and LICENSEE will jointly ensure that the party who conducts the manufacturing process for such LICENSED PRODUCTS accepts responsibility for its own defects and negligence.

Section 11.05    Cooperation.

        In the event that either party seeks indemnification under Section 11.01 ("LICENSEE Indemnity") or Section 11.02 ("LICENSOR Indemnity"), it (i) shall inform the other party of a claim as soon as reasonably practical after it receives notice of the claim; (ii) shall permit the other party to assume direction and control of the defense of the claim (including the right to settle the claim); and (iii) shall cooperate as requested in the defense of the claim, subject to being reimbursed for its reasonable expenses incurred in connection therewith.

ARTICLE XII
FAILURE TO COMMERCIALIZE

Section 12.01    Commercialization Failure.

        In the event that LICENSEE has timely made all required payments under Article VI ("Progress Payments"), and the LICENSED PRODUCTS are not sufficiently developed to commercialize (i.e., there is insufficient data on which to obtain regulatory approval to market the LICENSED PRODUCT for a BREAST RECONSTRUCTION INDICATION) at the date the last such payment is made, the terms of this License Agreement shall be altered as provided in Section 13.02 ("Forfeiture upon Non-Commercialization"), and the following shall apply:

        (a)  LICENSOR shall not be required to fund or pursue further development of any LICENSED PRODUCTS, and LICENSEE shall not be required to make any further payments to LICENSOR,

        (b)  LICENSOR may assign or grant exclusive license rights under the PATENTS to another party in the FIELD OF USE.

Section 12.02    Reinstatement of Exclusive License.

        If Commercialization Failure occurs as described in Section 12.01 ("Commercialization"), and consequently LICENSEE's rights under this License Agreement are terminated, as provided in Section 13.02 ("Forfeiture upon Non-Commercialization") and subsequently LICENSOR expends additional development expenses and thereby commercializes the LICENSED PRODUCT for use in the FIELD OF USE without granting an exclusive license with respect thereto to a third party, LICENSEE shall have an opportunity to reinstate LICENSEE'S exclusive rights under the terms of this License Agreement as to LICENSED PRODUCTS in the FIELD OF USE by paying to LICENSOR [***]. Such right of LICENSEE must be exercised, if at all, no later than [***] after LICENSOR first commences sale of such LICENSED PRODUCT. For clarity, the foregoing right does not apply if LICENSOR has granted a third party exclusive rights as to a LICENSED PRODUCT.

ARTICLE XIII
TERMINATION;
FORFEITURE OF EXCLUSIVITY

Section 13.01    Forfeiture Upon Non-Payment.

        In the event that LICENSEE fails to meet any of the terms provided in Section 5.01 ("United States Milestone Payment"), Section 5.02 ("Foreign Milestone Payment") or Section 7.05 ("Failure to Pay Minimum Royalties"), LICENSOR may, at its election and in its sole discretion, convert the rights granted to LICENSEE under this License Agreement from an exclusive license in the relevant territory to a non-exclusive license in the countries of such territory in which LICENSEE is selling LICENSED PRODUCT as of the date such payment is due, and terminate LICENSEE'S rights under this License Agreement in any country of such territory in which LICENSEE is not selling LICENSED PRODUCT as of the date such payment is due, effective upon written notice to LICENSEE. If LICENSOR elects to exercise its rights under this Section 14.01, LICENSOR may thereafter on its own commercialize or license third parties to commercialize LICENSED PRODUCTS in the affected countries and the rights to sublicense under Article IV ("Sublicenses"), and enforce the PATENTS under Section 10.05 ("Third Party Infringement'), shall revert exclusively to LICENSOR.

Section 13.02    Forfeiture upon Non-Commercialization.

        If a Commercialization Failure (as described in Section 13.01) occurs, then effective on LICENSOR'S written notice to LICENSEE, the license rights granted to LICENSEE under PATENTS within the LICENSED TERRITORY and within the FIELD OF USE shall terminate, and LICENSEE shall lose all rights under this License Agreement to develop and commercialize LICENSED PRODUCTS. Upon such termination of the license, LICENSEE'S obligation to make any further Milestone Payments under Article V ("Milestone Payments"), and Royalties under Article VII ("Royalties") shall terminate.

Section 13.03    Termination Upon Default.

  (i)
  LICENSOR shall have the right to terminate LICENSEE's license rights with respect to the LICENSED PRODUCTS if:

  1)
  Within the time periods agreed upon by the parties from time to time in the R&D Plan or Clinical and Regulatory Approval Plan, LICENSEE does not use commercially reasonable efforts to obtain regulatory approval for the LICENSE PRODUCTS.

  2)
  LICENSEE fails to comply with the R&D Plan or the Clinical and Regulatory Approval Plan mutually agreed to at the commencement of such activities for the LICENSED PRODUCT, and said failure is not cured by LICENSEE within 30 days after written notice of the failure is delivered to LICENSEE; or

  3)
  LICENSEE is in material breach of any of its other obligations with respect to the LICENSED PRODUCT, and said breach is not cured within 30 days after written notice of the breach is delivered to LICENSEE.

  (ii)
  Either party shall have the right to terminate this License Agreement in its entirety (upon notice to the other party) in the event the other party is in material breach of any of its obligations hereunder, including without limitation the failure of LICENSEE to make the payments specified in Article V ("Milestone Payments"), Article VI ("Progress Payments"), and Article VII ("Royalties").

Section 13.04    Rights Upon Termination.

        Notwithstanding any other provision of this License Agreement, upon any early termination of this License Agreement, in whole or in part, the following provisions shall apply:

  (i)
  all license rights granted from LICENSOR to LICENSEE shall terminate;

  (ii)
  all payments made by LICENSEE to LICENSOR shall be retained by LICENSOR and be non-refundable;

  (iii)
  all LICENSOR stock issued to LICENSEE and all stock warrants granted to LICENSEE shall remain outstanding and in full force and effect;

  (iv)
  all intellectual property rights belonging to each party shall be retained by that party, with neither party having any license rights to use the other party's intellectual property rights;

  (v)
  any regulatory approvals for LICENSED PRODUCTS shall be transferred as set forth in Section 8.04 ("Ownership of Data and Regulatory Approvals");

  (vi)
  all claims for damages caused by any breach occurring prior to the termination shall survive and remain enforceable;

  (vii)
  except as provided in Section 13.06 ("Work-in-Progress"), LICENSEE shall have no further right to use the methods of, make, use, sell, offer for sale any LICENSED PRODUCTS or otherwise to use any PATENTS; and

  (viii)
  LICENSEE shall promptly return to LICENSOR all samples, documents, information, and other materials which embody or disclose the RTI TECHNOLOGY or the PATENTS.

Section 13.05    Survivability.

        Any such termination under this Article XIII ("Termination; Forfeiture of Exclusivity") shall not relieve either party from any obligations accrued to the date of such termination. The parties' obligations which have applicability after the termination shall survive the termination of this License Agreement, such as those applicable obligations in Section 10.02 ("Ownership of PATENTS"), Section 10.03 ("Ownership of Improvements"), Article XI ("Indemnity"), Article XV ("Representations & Warranties; Liability Limitation"), Article XVI ("Equity Purchase Option"), Article XVIII ("Confidentiality"), and Section 19.02 ("Arbitration").

Section 13.06    Work-in-Progress.

        Upon any such early termination of the license granted hereunder in accordance with this License Agreement, but provided that LICENSEE (or its AFFILIATE or sublicensee) has already commenced commercial sale of a LICENSED PRODUCT, LICENSEE or its AFFILIATES or sublicensee shall be entitled to finish any actual work-in-progress relating to LICENSED PRODUCTS and to sell any completed inventory of LICENSED PRODUCTS covered by such license, solely limited to inventory that remains on hand as of the date of the termination, so long as LICENSEE pays to LICENSOR the royalties that would be owed under this License Agreement as to such sales and submits the required reports applicable to said subsequent sales in accordance with the terms and conditions as set forth in this License Agreement, and provided that no such sales shall be permitted after the expiration of [***] after the date of termination.

Section 13.07    Termination Not Exclusive Remedy.

        The termination rights shall be in addition to and not in substitution for any other remedies that may be available to LICENSOR in connection with default by LICENSEE. Termination shall not relieve LICENSEE from liability and damages to LICENSOR for breach of this Agreement. Waiver by

LICENSOR of a single default or a succession of defaults shall not deprive such party of any right to terminate this License Agreement arising by reason of any subsequent default.

Section 13.08    Change of Control.

        This License Agreement shall not be terminable due to a change of control, sale or merger of either LICENSOR, LICENSEE, or any of their respective AFFILIATES.

ARTICLE XIV
ASSIGNMENT; SUCCESSORS

Section 14.01    Assignment.

        Neither this License Agreement nor any rights granted hereunder may be assigned, transferred or sublicensed by either party except with the prior written consent of the other party and as provided elsewhere in this License Agreement, which consent shall not be unreasonably withheld, except to a party which acquires substantially all of the assets of the assignor party, in which case consent of the other party is not necessary. Any such purported assignment which requires consent shall be void without consent.

Section 14.02    Binding Upon Successors and Assigns.

        Subject to the limitations on assignment herein, this License Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of LICENSOR and LICENSEE. Any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this License Agreement to be performed by such party.

ARTICLE XV
REPRESENTATIONS & WARRANTIES;
LIABILITY LIMITATION

Section 15.01    Both Parties' Representations and Warranties.

        LICENSOR and LICENSEE each represents and warrants to the other that (i) it has the authority to enter into and perform this License Agreement; and (ii) its execution, delivery and performance of this License Agreement will not conflict with the terms of any other agreement to which it is a party. LICENSOR and LICENSEE each covenant not to enter into any agreement which will conflict with the terms of this License Agreement.

Section 15.02    LICENSOR's Representations and Warranties.

        LICENSOR represents, warrants and covenants to LICENSEE that: (i) as of the Effective Date, LICENSOR owns the PATENTS, free and clear of any liens or encumbrances, and has the right to grant the license rights to LICENSEE as contained in this License Agreement; (ii) during the term of this License Agreement, LICENSOR will use reasonable best efforts not to encumber or diminish the license rights granted to LICENSEE hereunder; (iii) LICENSOR is not aware of any existing or threatened infringement action or claim of invalidity or adverse ownership with respect to the subject matter of the RTI TECHNOLOGY or the PATENTS for use in conjunction with the LICENSED PRODUCTS or of any facts which indicate that any such action or claim is likely to be instituted or asserted. LICENSEE understands, however, that the PATENTS involve technologies which have not been approved by any regulatory agency, and that LICENSOR cannot guarantee the safety or usefulness of any LICENSED PRODUCT.

Section 15.03    No Additional Warranties.

        LICENSOR MAKES NO WARRANTIES OTHER THAN AS SET FORTH IN Section 15.02 ("LICENSOR's Representations and Warranties") CONCERNING PATENTS COVERED BY THIS LICENSE AGREEMENT, INCLUDING WITHOUT LIMITATION, LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH IN Section 15.02 ("LICENSOR's Representations and Warranties"), LICENSOR MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF THE PATENTS, OR THAT ANY OF THE LICENSED PRODUCTS WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING THE PATENTS.

Section 15.04    Limitation on Damages.

        IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING FROM THIS LICENSE AGREEMENT.

ARTICLE XVI
EQUITY PURCHASE

Section 16.01    Equity Purchase.

        Concurrent with the execution of this License Agreement, LICENSOR shall sell to LICENSEE, and LICENSEE shall purchase from LICENSOR shares of Preferred Stock, pursuant to the Stock Purchase Agreement of even date herewith.

ARTICLE XVII
COMPLIANCE WITH LAWS

Section 17.01    General.

        Each party shall, at its expense, comply with all laws, rules and regulations applicable to the performance by them of their respective obligations under this License Agreement. LICENSEE shall register this License Agreement with any governmental agency which requires such registration, and LICENSEE shall pay all costs and legal fees in connection therewith.

ARTICLE XVIII
CONFIDENTIALITY

Section 18.01    Treatment of Confidential Information.

        During the term of this License Agreement, and for a period of [***] after this License Agreement expires or terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information (but at a minimum each party shall use reasonable efforts); (ii) not disclose such Confidential Information to any third party without prior written consent of the other party; and (iii) not use such Confidential Information for any purpose except those permitted by this License Agreement. A party shall have no such obligation with respect to any portion of such Confidential Information of the other party that:

  (i)
  is publicly disclosed by the disclosing party, or is otherwise publicly disclosed without the fault of the receiving party, either before or after it becomes known to the receiving party; or
  (ii)
  was known to the receiving party prior to when it was received from the disclosing party; or

  (iii)
  is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such a disclosure; or

  (iv)
  has been published by a third party as a matter of right; or

  (v)
  has been independently developed by the receiving party without the aid, application or use of Confidential Information from the disclosing party.

  In addition, notwithstanding the above obligations, a party may disclose Confidential Information of the other party to the extent such disclosure is required by law or court order to be disclosed, but then only to the limited extent of such legally required disclosure, and in the case of such requirement the party so compelled shall provide prompt notice to the other party of such requirement and shall cooperate in any effort of such party to seek a protective order limiting the extent of such disclosure.

Section 18.02    Publicity.

        Any publication, news release or other public announcement or public disclosure (such as in a required filing with the Securities and Exchange Commission) relating to this License Agreement, including the Exhibits and any of its or their respective terms, or to the performance hereunder, shall first be reviewed and approved by both parties, which approval shall not be unreasonably withheld; provided, however, that any disclosure which is required by law may be made without the prior consent of the other party, although the other party shall be given prompt notice of any such legally required disclosure and an opportunity to comment on the proposed disclosure reasonably in advance to the extent feasible. Further, the disclosing party shall make diligent efforts to limit the nature and scope of any disclosure to the extent reasonably possible. Either party shall be entitled to disclose the substance of this License Agreement to its shareholders, professional advisors and acquirers (and to prospective shareholders to whom its stock is offered for purchase or prospective acquirers) under the customary confidentiality terms.

ARTICLE XIX
GENERAL PROVISIONS

Section 19.01    Waiver.

        The failure of a party to enforce any of its rights under this License Agreement or to object to action taken by the other party shall not constitute the waiver of any rights hereunder. Any waiver by a party hereunder must be in writing signed by the waiving party. No waiver of any breach of this License Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 19.02    Arbitration.

        Prior to engaging in any arbitration under this License Agreement, the Presidents of the parties shall engage in good faith negotiations in an attempt to resolve the conflict. In the event that an agreement is not reached by the presidents within thirty (30) days of the date one party identifies the conflict to the other for resolution, such conflict or dispute, (other than validity of the PATENTS or disputes under Section 10.02) shall be resolved through final and binding arbitration under the rules of JAMS/ Endispute in Los Angeles, California. The parties will share the costs of the arbitration, and each party will bear its own expenses unless the arbitrator determines that a party has acted in bad faith. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The parties consent to jurisdiction in any federal or state court located in California.

Section 19.03    Notices.

        All notices shall be deemed complete on transmission by facsimile or telecopier or within three business days after the date of mailing if sent by mail or upon delivery by same day or next day delivery service. Notices shall be sent to the following addresses unless either party designates a different address:

        For LICENSEE:

    INAMED Corporation
    5540 Ekwill Street, Suite D
    Santa Barbara, California 93111
    Attention: President
    Attention: General Counsel
    Phone: 805-692-5430
    Fax: 805-692-5432

        For LICENSOR:

    Reconstructive Technologies, Inc.
    325 East Middlefield Road
    Mountain View, California 94043
    Attention:
    Attention:
    Phone: 650-237-7459
    Fax: 650-965-2061

Section 19.04    Governing Law.

        This License Agreement shall be governed by the substantive law of the State of California without regard to conflicts of laws principles.

Section 19.05    Entire Agreement.

        This License Agreement, together with all Exhibits attached hereto represents the entire agreement of the parties with respect to the subject matter hereof. Without limiting the generality of the foregoing, this License Agreement supercedes the Terms of Agreement, which is hereby terminated.

Section 19.06    Amendments.

        This License Agreement may be amended only by an agreement in writing executed by both parties.

Section 19.07    Force Majeure.

        The obligations of the parties under this License Agreement shall be subject to government regulations, significant material shortages, labor disputes, war, embargoes, and causes beyond the reasonable control of a party. The party whose performance is prevented as the result of any of the foregoing shall use continuous and diligent efforts to remedy its inability to perform.

Section 19.08    Severability.

        If one of the provisions of this License Agreement should be declared void or unenforceable, the remaining terms of this License Agreement shall continue in full force and effect.

Section 19.09    Recording.

        If requested by either party, LICENSOR and LICENSEE shall enter into one or more additional short form license agreements, having terms consistent with this License Agreement, for recording with the U.S. Patent and Trademark Office.

Section 19.10    Counterparts.

        This License Agreement may be signed in one or more counterparts; signatures may be transmitted by facsimile.

        In WITNESS WHEREOF, the parties have executed this License Agreement by their duly authorized representatives as of the date set forth above.

INAMED:

INAMED CORPORATION, a Delaware Corporation

By: D. Touzet
Title: SVP Bus. Development
RTI:

RECONSTRUCTIVE TECHNOLOGIES, INC. a Delaware Corporation

By: Josh Korman
Title: CEO

EXHIBIT A
DEFINITIONS

        AFFILIATE means (i) any entity directly or indirectly controlling, controlled by or under common control with another entity, (ii) any person or entity owning or controlling fifty percent (50%) or more of the outstanding voting securities of an entity, or (iii) any officer, director or partner of an entity. "Control" shall mean the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

        BASE YEAR OF US REGULATORY APPROVAL means the calendar year in which UNITED STATES REGULATORY APPROVAL is granted, provided said approval is granted in [***]. If said approval is granted in any of the [***], BASE YEAR OF REGULATORY APPROVAL will be the first full calendar year following the year in which such approval is granted.

        BASE YEAR OF FOREIGN REGULATORY APPROVAL means the calendar year in which FOREIGN REGULATORY APPROVAL is granted, provided said approval is granted in [***]. If said approval is granted in any of the [***], BASE YEAR OF REGULATORY APPROVAL will be the first full calendar year following the year in which such approval is granted.

        BREAST RECONSTRUCTION INDICATION means expansion of tissue as a step in breast reconstruction.

        DIRECT COSTS means costs incurred for labor and materials expended directly in connection with the development and/or manufacture of the LICENSED PRODUCTS, and calculated in accordance with generally accepted cost accounting principles ("GAAP"), consistently applied.

        FIELD OF USE means use to effect expansion of human tissue in vivo in combination with the use of tissue expander balloons in indications where tissue expander balloons are used in clinical practice in humans as of the Effective Date.

        FOREIGN REGULATORY APPROVAL means an approval to use the CE mark according to EC medical device directives in connection with the marketing of the LICENSED PRODUCT for a BREAST RECONSTRUCTION INDICATION.

        LICENSEE COST OF GOODS SOLD means the transfer price for LICENSED PRODUCT set forth in the Supply Agreement referenced in Section 10.01, plus royalties paid to LICENSOR pursuant to Section 8.01 ("Running Royalty") and Section 8.06 ("Enhanced Running Royalty") all calculated in accordance with generally accepted cost accounting principles ("GAAP"), consistently applied.

        LICENSEE's GROSS PROFIT MARGIN means NET SALES minus LICENSEE's COSTS OF GOODS SOLD, divided by NET SALES, expressed as a percent, all calculated in accordance with generally accepted cost accounting principles ("GAAP"), consistently applied.

        LICENSOR COST OF GOODS SOLD means LICENSOR's DIRECT COSTS of manufacturing or having manufactured the LICENSED PRODUCTS sold to LICENSEE, royalties paid to third parties on account of such transfer sales or LICENSEE's NET SALES, plus overhead and administrative costs allocable to the manufacture of LICENSED PRODUCTS, all calculated in accordance with generally accepted cost accounting principles ("GAAP"), consistently applied.

        LICENSOR's GROSS PROFIT MARGIN means amounts actually billed by LICENSOR to LICENSEE for the transfer sale of LICENSED PRODUCTS minus trade and/or quantity discounts, if any, allowed and taken; credits or allowances, if any, given or made on account of the return of the LICENSED PRODUCT by LICENSEE, or a price adjustment based upon a decrease in the prices of the LICENSED PRODUCT; sales taxes, other taxes and duties (but only to the extent included in the amount billed for LICENSED PRODUCTS as specified above); transportation (but only to the extent included in the amount billed for LICENSED PRODUCTS as specified above); insurance (but only to the extent included in the amount billed for LICENSED PRODUCTS as specified above); and bad debts ("Net Transfer Sales") minus LICENSOR's COSTS OF GOODS SOLD, divided by Net Transfer Sales, expressed as a percent, all calculated in accordance with generally accepted cost accounting principles ("GAAP"), consistently applied.

        IMPROVEMENT means any enhancement or modification of the RTI TECHNOLOGY, or invention that is dominated by a claim of a Licensed Patent, and which (i) is made after the Effective Date by the LICENSOR, the LICENSEE, or jointly by LICENSEE and LICENSOR.

        INDIRECT COSTS means costs incurred for administrative, overhead, space, sub-contractor and other reasonable and necessary expenses that can be allocated in part to development and/or manufacture of the LICENSED PRODUCTS, and calculated in accordance with generally accepted cost accounting principles ("GAAP"), consistently applied.

        LICENSED PRODUCT means a product intended to effect expansion of human tissue in vivo, which product (i) is claimed or covered, or the manufacture or use of which is claimed or covered, by at least one claim of a PATENT, or (ii) embodies or utilizes, or the manufacture or sale of which embodies or utilizes, RTI TECHNOLOGY.

        LICENSED TERRITORY means worldwide.

        NET SALES means the amount actually billed by LICENSEE, its AFFILIATES and sublicensees with respect to the sale or other commercial disposition of a LICENSED PRODUCT (corrected for billing errors) after the following deductions (but only to the extent the billed amount had included such deductions) all calculated in accordance with generally accepted cost accounting principles ("GAAP"), consistently applied:

  (a)
  trade and/or quantity discounts, if any, allowed and taken;

  (b)
  credits or allowances, if any, given or made on account of the return of the LICENSED PRODUCT by the purchaser, or a price adjustment based upon a decrease in the prices of the LICENSED PRODUCT;

  (c)
  sales taxes, other taxes and duties (but only to the extent included in the amount billed for LICENSED PRODUCTS as specified above);

  (d)
  transportation (but only to the extent included in the amount billed for LICENSED PRODUCTS as specified above);

  (e)
  insurance (but only to the extent included in the amount billed for LICENSED PRODUCTS as specified above); and

  (f)
  bad debts.

        If LICENSED PRODUCTS are consumed by LICENSEE (or its AFFILIATE or sublicensee) in connection with the operation of a business (excluding the conduct of clinical trials for obtaining regulatory approval), for example if LICENSEE conducts a healthcare treatment service for patients and consumes LICENSED PRODUCTS in connection with said patient services, then the normal sale price at which LICENSEE (or its AFFILIATE or sublicensee, as applicable) customarily sells LICENSED PRODUCTS to third parties shall be deemed to constitute "NET SALES" for purposes of calculating royalties owed on such use of LICENSED PRODUCTS. If LICENSED PRODUCTS are bundled with non-LICENSED PRODUCTS, (as in the sale of "kits"), NET SALES for purposes of this License Agreement will be adjusted to reflect LICENSEE's average selling price to customers of non-bundled products.

        PATENT or PATENTS means the United States Letters Patent and/or patent applications listed on Exhibit B attached hereto, patents to be issued pursuant thereto, all foreign equivalents thereof, and all divisions, continuations, continuations-in-part (to the extent the invention described in the continuation-in-part claims subject matter supported by the original application), reissues, substitutes, and extensions thereof that LICENSOR owns or has a license to (with the right to sublicense).

        PRIME RATE means the interest rate as published from time to time by The Wall Street Journal newspaper under "Money Rates" as the "Prime Rate" comprising the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks at the time any payment is due.

        RTI TECHNOLOGY means RTI's proprietary information, technical know-how, trade secrets, inventions (whether or not patentable) and data relating to expansion of human tissue in vivo.

        UNITED STATES REGULATORY APPROVAL means an approval by the United States Food and Drug Administration to market the LICENSED PRODUCT for a BREAST RECONSTRUCTION INDICATION.

EXHIBIT B
PATENTS

U.S. Patent Applications

[***]

U.S. Patents

Foreign Patent Applications

Foreign Patents

PORTIONS OF THE EXHIBIT MARKED BY [***] HAVE BEEN REDACTED.

QuickLinks

  Exhibit 10.38
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